Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

On August 9, 2013, Abraxas completed the sale of the majority of the Company's non-operated Bakken formation properties to a subsidiary of Natural Resource Partners L.P. for a net purchase price of $38.3 million after all purchase price adjustments . The effective date of the sale was March 1, 2013.

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2013, has been prepared assuming the divestiture of the non-operated Bakken properties was consummated on June 30, 2013. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2012 and for the six months ended June 30, 2013, have been prepared assuming the divestiture of the non-operated Bakken properties was consummated on January 1, 2012. These Unaudited Pro Forma Condensed financial statements should be read in conjunction with the notes thereto, and the Consolidated Financial Statements and notes thereto of Abraxas Petroleum Corporation filed with the Company's Form 10-K for the year ended December 31, 2013 and Form 10-Q for the six months ended June 30, 2013.

The Unaudited Pro Forma Financial Information is not indicative of the financial position or results of operations of Abraxas Petroleum Corporation which would actually have occurred it the transactions dad occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and gas production declines, reductions in prices paid for oil and gas, future acquisitions and other factors.

Abraxas Petroleum Corporation
Unaudited Pro-Forma Condensed Consolidated Balance Sheets
(in thousands)

	As of June 30, 2013
	Historical	Pro-Forma Adjustments		Pro-Forma
Assets
Current assets:
Cash and cash equivalents	$2,432	$—		$2,432
Accounts receivable, net	26,893	(4,624)		22,269
Derivative asset – current	1,170	—	(1)	1,170
Assets held for sale.	34,800	(34,800)	(1)	—
Other current assets	624	—		624
Total current assets	65,919	(39,424)		26,495

Property and equipment:
Oil and gas properties, full cost method of accounting:
Proved	550,407	—		550,407
Unproved properties excluded from depletion	3,779	—		3,779
Other property and equipment	38,249	—		38,249
Total	592,435	—		592,435
Less accumulated depreciation, depletion, and amortization	(404,088)	—		(404,088)
Total property and equipment – net	188,347	—		188,347

Deferred financing fees, net	2,817	—		2,817
Derivative asset – long-term	2,317	—		2,317
Other assets	693	—		693
Total assets	$260,093	$(39,424		$220,669

See notes to unaudited pro forma condensed consolidated financial statements.

Abraxas Petroleum Corporation
Unaudited Pro-Forma Condensed Consolidated Balance Sheets (continued)
(in thousands, except per share data)

	As of June 30, 2013
	Historical	Pro-Forma Adjustments		Pro-Forma
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,971	$—		$41,971
Oil and gas production payable	14,006	—		14,006
Accrued interest	86	—		86
Other accrued expenses	2,139	—		2,139
Derivative liability – current	2,532	—		2,532
Current maturities of long-term debt	1,634	—		1,634
Total current liabilities	62,368			62,368

Long-term debt, excluding current maturities	131,023	(39,424)	(2)	91,599

Derivative liability – long-term	510	—		510
Other liabilities	57	—		57
Future site restoration	10,136	—		10,136
Total liabilities	204,094	(39,424)		164,670

Stockholders’ Equity
Preferred stock, par value $0.01 per share, authorized 1,000,000 shares; -0- issued and outstanding	—	—		—
Common stock, par value $0.01 per share, authorized 200,000,000 shares; 92,799,762 issued and outstanding	928	—		928
Additional paid-in capital	252,184	—		252,184
Accumulated deficit	(196,796)	—		(196,796)
Accumulated other comprehensive (loss)	(317)	—		(317)
Total stockholders’ equity	55,999	—		55,999
Total liabilities and stockholders’ equity	$260,093	$(39,424		$220,669

See notes to unaudited pro forma condensed consolidated financial statements.

Abraxas Petroleum Corporation
Unaudited Pro Forma Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Year Ended December 31, 2012
	Historical	Pro-Forma Adjustments		Pro-Forma
Revenue:
Oil and gas production revenues	$68,499	$(8,830)	(1)	$59,669
Other	74	—		74
	68,573	(8,830)		59,743
Operating costs and expenses:
Lease operating expenses	24,806	(2,487)	(1)	22,319
Production taxes	6,613	(865)	(1)	5,748
Depreciation, depletion, and amortization	23,016	(3,484)	(1)	19,532
Impairment	19,774	—		19,774
General and administrative	10,712	—		10,712
	84,921	(6,836)		78,085
Operating loss	(16,348)	(1,994)		(18,342)

Other (income) expense:
Interest income	(4)	—		(4)
Interest expense	5,520	(1,242)	(2)	4,278
Amortization of deferred financing fees	937	—		937
Loss (gain) on derivative contracts - Realized	459	—		459
Loss (gain) on derivative contracts - Unrealized	(2,669)	—		(2,669)
Equity in income of joint venture	(2,207)	—		(2,207)
Other	97	—		97
	2,133	(1,242)		891
Net loss before income tax	(18,481)	(752)		(19,233)
Income tax expense	310	—		310
Net loss	$(18,791)	$(752)		$(19,543)

Net loss per common share – basic	$(0.20)	$—		$(0.21)
Net loss per common share – diluted	$(0.20)	$—		$(0.21)

Weighted average shares outstanding - basic	91,914	—		91,914
Weighted average shares outstanding - diluted	91,914	—		91,914

See notes to unaudited pro forma condensed consolidated financial statements.

Abraxas Petroleum Corporation
Unaudited Pro Forma Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Six Months Ended June 30, 2013
	Historical	Pro-Forma Adjustments		Pro-Forma
Revenue:
Oil and gas production revenues	$42,641	$(5,067)	(1)	$37,574
Other	49	—		49
	42,690	(5,067)		37,623
Operating costs and expenses:
Lease operating expenses	12,628	(2,340)	(1)	10,288
Production taxes	3,838	(491)	(1)	3,347
Depreciation, depletion, and amortization	12,285	(1,652)	(1)	10,633
Impairment	1,977	—		1,977
General and administrative	5,327	—		5,327
	36,055	(4,483)		31,572
Operating income	6,635	(584)		6,051

Other (income) expense:
Interest income	(1)	—		(1))
Interest expense	2,467	(621)	(2)	1,846
Amortization of deferred financing fees	676	—		676
Loss (gain) on derivative contracts - Realized	1,708	—		1,708
Loss (gain) on derivative contracts - Unrealized	(6,864)	—		(6,864))
Other	101	—		101
	(1,913)	(621)		(2,534))
Net income before income tax	8,548	37		8,585
Income tax expense	87	—		87
Net income	$8,461	$37		$8,498

Net income per common share – basic	$0.09	$—		$0.09
Net income per common share – diluted	$0.08	$—		$0.09

Weighted average shares outstanding - basic	92,323	—		92,323
Weighted average shares outstanding - diluted	93,311	—		93,311

See notes to unaudited pro forma condensed consolidated financial statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

The Unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the transactions had occurred as of June 30, 2013.

(1)	To adjust assets held for sale and accounts receivable to reflect sales proceeds.

(2)	To reduce long-term debt for net cash proceeds from the property sales.

Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations:

The Unaudited Pro Forma Statements of Operations are presented as if the transactions had occurred as of the beginning of the period presented.

(1)
To adjust oil and gas production revenues, lease operating and production taxes and depreciation, depletion and amortization as if the transactions had been completed as of the beginning of the period.

(2)	To adjust interest expense, giving effect to pay-down of the Company’s long-term debt and current maturities of long-term debt, at the stated interest rates of the associated debt.

The Company estimates that the cost of completing this transaction were approximately $75,000